Exhibit 99.1

Press Release	Source: ISTA Pharmaceuticals, Inc.

ISTA Pharmaceuticals Files IND for Phase IIb Trial of Ecabet Sodium

Monday March 21, 7:30 am ET

IRVINE, Calif., March 21 /PRNewswire-FirstCall/ — ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA - News) today announced that it has submitted an Investigational New Drug Application (IND) with the U.S. Food and Drug Administration (FDA) to conduct a Phase IIb clinical trial for ecabet sodium, a prescription eye drop for the treatment of dry eye syndrome (keratoconjunctivitis sicca or KCS). Pending clearance by the FDA, ISTA intends to initiate the Phase IIb trial in the second quarter of 2005.

Vicente Anido, Jr., Ph.D., President and Chief Executive Officer of ISTA stated, “The ecabet sodium IND filing represents the accomplishment of a key objective for 2005, and we are looking forward to advancing this product through the clinic. We believe that ecabet sodium has a strong safety profile, and one of its advantages, the ability to stimulate mucin secretion and thereby improve the overall quality of tears, may provide the efficacy needed for approval of this type of drug.”

ISTA’s ecabet sodium Phase IIb trial is designed to evaluate several ocular signs and symptoms, the results of which will be used to define the efficacy endpoints for the Phase III trial. Ocular signs that will be evaluated during the Phase IIb trial include but are not limited to corneal and conjunctival staining and tear film break-up time. Ocular symptoms that will be evaluated during the Phase IIb trial include but are not limited to burning or stinging, itchiness or scratchiness, grittiness or sandiness, foreign body sensation, haziness or blurriness. Generally, improvement in one sign and one symptom are considered acceptable by the FDA for approval of a prescription dry eye product.

ABOUT ECABET SODIUM AND THE U.S. DRY EYE MARKET

ISTA acquired U.S. rights to ecabet sodium for the treatment of dry eye syndrome from Senju Pharmaceuticals Co., Ltd. in November of 2004. Senju’s ecabet sodium eye drop product is currently in Phase II testing in Japan for the treatment of dry eye syndrome and is already marketed in Japan as an oral agent for gastric ulcers and gastritis.

Ecabet sodium represents a new class of molecules that increase the quantity and quality of mucin produced by conjunctival goblet cells and corneal epithelia. Mucin is a glycoprotein component of tear film that lubricates while retarding moisture loss from tear evaporation.

Based on data compiled from various publicly available sources, ISTA estimates that sales in the U.S. prescription dry eye market were approximately $95 million in 2004 and are anticipated to grow to approximately $350 to $700 million in annual sales within three to five years.

ABOUT ISTA

ISTA is a specialty pharmaceutical company focused on the development and commercialization of unique and uniquely improved ophthalmic products. ISTA’s products and product candidates seek to address serious diseases and conditions of the eye such as dry eye, vitreous hemorrhage, diabetic retinopathy, hyphema, glaucoma, ocular pain and inflammation. Building on this pipeline, ISTA’s goal is to continue its growth as a specialty pharmaceutical company by acquiring complementary products, either already marketed or in late-stage development. For additional information regarding ISTA, please visit ISTA Pharmaceuticals’ Website at http://www.istavision.com.

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. Without limiting the foregoing, but by way of example, statements contained in this press release related to the expected timing, design, scope and results of our ecabet sodium clinical trials (including anticipated criteria for FDA approval of ecabet sodium) and the expected size and growth of the U.S.

prescription dry eye market, are forward-looking statements. ISTA disclaims any intent or obligation to update any forward-looking statements. Such statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others: delays, risks and uncertainties related to ISTA’s research and development programs (including the difficulty of predicting the timing or outcome of ecabet sodium development efforts, clinical studies and results, or FDA or other regulatory agency approval or actions); the inherent uncertainty associated with market projections; uncertainties and risks regarding the continued timely performance by ISTA’s strategic partners of their respective obligations under existing collaborations; risks and uncertainties related to successful compliance with FDA and/or other governmental regulations applicable to ISTA’s or its contractors’ facilities, products and/or business, respectively; uncertainties and risks related to the scope, validity and enforceability of patents related to ISTA’s products and technologies and the impact of patents and other intellectual property rights held by third parties; and such risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2004.